Exhibit 10.1
MOLYCORP, INC.
RESTRICTED STOCK UNITS AGREEMENT
WHEREAS, [______] (the “Grantee”) is a Director;
WHEREAS, the grant of Restricted Stock Units was authorized by a resolution of the Compensation Committee of the Board that was duly adopted on  ______ ___, 20  ___, in which the Compensation Committee of the Board determined that the effective date for the grant of Restricted Stock Units was  _______ ___, 20  ___  (the “Date of Grant”), and the execution of a Restricted Stock Units agreement substantially in the form hereof (this “Agreement”) to evidence such grant was authorized by a resolution of the Compensation Committee of the Board that was duly adopted on  ______ ___, 20__.
NOW, THEREFORE, pursuant to the Company’s 2010 Equity and Performance Incentive Plan (the “Plan”), and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company has granted to Grantee as of the Date of Grant [______] Restricted Stock Units (“RSUs”).
1. Payment of RSUs. The RSUs covered by this Agreement shall become payable to Grantee if they become nonforfeitable in accordance with Section 2, Section 3, or Section 4 hereof.
2. Vesting and Forfeiture of RSUs.
(a)	Subject to the terms and conditions of Sections 3 and 4 hereof, Grantee’s right to receive the shares of Common Stock subject to the RSUs shall become nonforfeitable with respect to one-hundred percent (100%) of the total number of RSUs on _______ ___, 20 ___ (the “Vesting Date”) if Grantee continues to serve as a Director until such time.
(b)	If Grantee’s service as a Director terminates for any reason prior to _______ ___, 20 ___ , and subject to the terms and conditions of Sections 3 and 4 hereof, Grantee shall forfeit all of the RSUs at the time of such termination of service as a Director.
(c)	If Grantee’s service as a Director terminates for any reason during the period from _______ ___, 20 ___ through _______ ___, 20 ___ , and subject to the terms and conditions of Sections 3 and 4 hereof, Grantee’s right to receive the shares of Common Stock subject to the RSUs shall become nonforfeitable with respect to the total number of RSUs unless, within thirty (30) days following Grantee’s termination of service as a Director, the Board determines that Grantee’s termination of service as a Director occurred under circumstances that are not satisfactory to the Board. If the Board does not make such determination within such thirty (30) day period, Grantee’s right to receive the shares of Common Stock subject to the RSUs shall become nonforfeitable at the conclusion of such period with respect to the total number of RSUs granted pursuant to this Agreement. If, within thirty (30) days following Grantee’s termination of service as a Director, the Board determines that Grantee’s termination of service as a Director occurred under circumstances that are not satisfactory to the Board, Grantee shall forfeit all of the RSUs at the time of such termination of service as a Director. In the event that Grantee intentionally commits an act that the Compensation Committee determines to be materially adverse to the interests of the Company or any Subsidiary, Grantee’s right to receive any shares of Common Stock to be delivered with respect to the Restricted Stock Units covered by this Agreement shall be forfeited at the time of that determination notwithstanding any other provision of this Agreement.

3. Effect of Change of Control. In the event a Change of Control occurs prior to the RSUs becoming nonforfeitable as provided in Section 2 above and while Grantee continues to serve as a Director, the RSUs covered by this Agreement shall become nonforfeitable and payable to Grantee upon the occurrence of such Change of Control.
4. Effect of Termination Due to Death or Disability. Notwithstanding Section 2 above, if Grantee dies or Grantee’s service as a Director ceases because Grantee becomes Disabled while serving as a Director, the RSUs covered by this Agreement shall immediately become nonforfeitable and payable to Grantee upon the occurrence of such death or termination of service as a Director.
5. Form and Time of Payment of RSUs. Except as otherwise provided for in Section 8, payment for the RSUs shall be made in form of shares of Common Stock on the date they become nonforfeitable or otherwise become payable in accordance with Section 2, Section 3 or Section 4 hereof. To the extent that the Company is required to withhold any federal, state, local or foreign taxes in connection with the delivery of shares of Common Stock to Grantee or any other person under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such delivery or any future delivery that Grantee shall pay such taxes or make arrangements that are satisfactory to the Company for payment thereof. Grantee may elect to have the number of shares of Common Stock to be delivered to Grantee or such other person reduced (based on the Market Value Per Share as of the date the RSUs become payable) to provide for the taxes required to be withheld, with any fractional shares that would otherwise be delivered being rounded up to the next nearest whole share. In no event, however, shall the Market Value Per Share of the shares of Common Stock to be withheld and/or delivered pursuant to this Section 5 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. The Board (or the Compensation Committee) may, at its discretion, adopt any alternative method of providing for taxes to be withheld. Elections to defer receipt of the Shares beyond the date of payment provided herein may be permitted in the discretion of the Board pursuant to procedures established by the Board in compliance with the requirements of Section 409A of the Code.
6. Payment of Dividend Equivalents. From and after the Date of Grant and until the earlier of (a) the time when the RSUs become nonforfeitable and payable in accordance with Section 2, Section 3 or Section 4 hereof or (b) the time when Grantee’s right to receive shares of Common Stock upon payment of RSUs is forfeited in accordance with the provisions of Section 2 hereof, on the date that the Company pays a cash dividend (if any) to holders of shares of Common Stock generally, Grantee shall be entitled to dividend equivalents with respect to each outstanding RSU. On the date the dividend is paid, the dividend equivalents will be credited as either:
i.	a cash amount equal to the product of (A) the dollar amount of the cash dividend paid per share of Common Stock on such date and (B) the number of outstanding RSUs credited to Grantee as of such date; or

ii.	a number of additional whole RSUs determined by dividing (A) the product of (1) the dollar amount of the cash dividend paid per share of Common Stock on such date and (2) the number of RSUs credited to Grantee as of such date, by (B) the Market Value Per Share on such date.
The form of the dividend equivalents credited to the outstanding RSUs will be determined by the Compensation Committee at its own discretion. Such dividend equivalents (if any) shall be subject to the same terms and conditions as the RSUs and shall be paid, settled or forfeited, in shares of Common Stock or cash, as applicable, in the same manner and at the same time as the RSUs to which the dividend equivalents were credited.
7. RSUs Nontransferable. Neither the RSUs granted hereby nor any interest therein or in the shares of Common Stock related thereto shall be transferable or assignable other than by will or the laws of descent and distribution prior to payment.
8. Adjustments. The Board shall make any adjustments in the number of RSUs or other securities covered by this Agreement that the Board may determine to be equitably required to prevent any dilution or expansion of Grantee’s rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation involving the Company or other distribution of assets, issuance of rights or warrants to purchase securities of the Company, or (c) other transaction or event having an effect similar to any of those referred to in Section 8(a) or 8(b) hereof. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence shall occur, the Board may provide in substitution of any or all of Grantee’s rights under this Agreement such alternative consideration as the Board may determine in good faith to be equitable under the circumstances.
9. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Notwithstanding any provision of this Agreement to the contrary, if Grantee is subject to Section 409A of the Code and Grantee is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to procedures adopted by the Company) at the time of his “separation from service” (within the meaning of Section 409A of the Code) and if any portion of the payments or benefits to be received by Grantee under this Agreement upon such “separation from service” would be considered deferred compensation under Section 409A of the Code, then each portion of such payments and benefits that would otherwise be payable pursuant this Agreement during the six-month period immediately following Grantee’s “separation from service” will instead be paid or made available on the earlier of (a) the first business day of the seventh month following the date of Grantee’s “separation from service” and (b) Grantee’s death.

10. Continuous Service. For purposes of this Agreement, the continuous service of Grantee as a Director shall not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to serve as a Director, by reason of an approved leave of absence.
11. Information. Information about Grantee and Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within Grantee’s country or elsewhere, including the United States of America. Grantee consents to the processing of information relating to Grantee and Grantee’s participation in the Plan in any one or more of the ways referred to above.
12. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan. The Board (or a committee of the Board) acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the RSUs. The interpretation and construction by the Compensation Committee of any provision of the Plan or this Agreement and any determination by the Compensation Committee pursuant to any provision of the Plan or this Agreement will be final and conclusive.
13. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee under this Agreement without Grantee’s consent (provided, however, that Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any regulations promulgated thereunder).
14. Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
15. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the RSUs covered by this Agreement shall not be paid if the payment thereof would result in violation of any such law.

16. Successors and Assigns. Without limiting Section 7 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.
17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principles of conflict of laws thereof.
18. Definitions. As used in this Agreement,
(a) “Change of Control” means a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code and the regulations thereunder.
(b) “Disabled” means Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
[SIGNATURES ON FOLLOWING PAGE]

Executed in the name and on behalf of the Company, as of the  _____  day of  _____, 20_.

MOLYCORP, INC.
By:
Name:
Title:

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the RSUs or other securities covered hereby, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

Grantee

Date:

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